Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2023 FOURTH QUARTER AND FULL-YEAR RESULTS

Record Revenues of $887.4 Million for Fiscal 2023

Fiscal 2023 Operating Income of $85.2 Million and Adjusted Operating Income of $115.0 Million(1)

Returned Approximately $250 Million to Shareholders in Fiscal 2023(2)

NEW YORK, N.Y., August 17, 2023 - Madison Square Garden Sports Corp. (NYSE: MSGS) (the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2023.

The fiscal 2023 fourth quarter was highlighted by both the New York Knicks (the “Knicks”) and New York Rangers (the “Rangers”) participating in the playoffs following the conclusion of the 2022-23 regular seasons. This included a combined eight home playoff games at the Madison Square Garden Arena (“The Garden”), with the Knicks advancing to the Eastern Conference Semifinals. Throughout the fiscal fourth quarter and year, the Company continued to benefit from robust consumer and corporate demand for both its teams, with every key revenue category – tickets, media rights, suites and sponsorships, as well as food, beverage and merchandise – exceeding fiscal 2022’s record full-year results.

For fiscal 2023, the Company reported revenues of $887.4 million, an increase of $66.1 million, or 8%, as compared to the prior year. In addition, the Company had operating income of $85.2 million, a decrease of $0.9 million, or 1%, as compared to the prior year, and adjusted operating income of $115.0 million, essentially unchanged as compared to the prior year.(1)

For the fiscal 2023 fourth quarter, the Company reported revenues of $126.9 million, a decrease of $48.3 million, or 28%, as compared to the prior year quarter. The decrease in revenues was primarily due to fewer Knicks and Rangers regular season and playoff home games, as compared to the prior year period. In addition, the Company had an operating loss of $12.2 million and an adjusted operating loss of $7.8 million, as compared to operating income of $23.7 million and adjusted operating income of $29.5 million in the prior year quarter.(1)

Madison Square Garden Sports Corp. Executive Chairman James L. Dolan said, “Our strong financial results in fiscal 2023 reflect the robust ongoing demand from our fans and corporate partners for the Knicks and Rangers. We believe we are well positioned to build on this momentum in the coming year and remain confident in our ability to generate long-term shareholder value.”

Results from Operations

Results for the quarter and year ended June 30, 2023 and 2022 are as follows:

	Three Months Ended				Twelve Months Ended

	June 30,		Change		June 30,		Change
$ millions	2023	2022	$	%	2023	2022	$	%
Revenues	$126.9	$175.2	$(48.3)	(28)%	$887.4	$821.4	$66.1	8%
Operating income (loss)	$(12.2)	$23.7	$(35.9)	NM	$85.2	$86.1	$(0.9)	(1)%
Adjusted operating income (loss)(1)	$(7.8)	$29.5	$(37.3)	NM	$115.0	$114.9	$0.1	—%

Note: Does not foot due to rounding

1.

See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company has amended this definition so that the non-cash portion of operating lease costs (which was $1,439 and $26,096 for the three and twelve months ended June 30, 2023, respectively, and $3,715 and $27,305 for the three and twelve months ended June 30, 2022, respectively) related to the Company’s arena license agreements with Madison Square Garden Entertainment Corp. (“MSG Entertainment”) is no longer excluded in all periods presented.

2.

The return of capital consisted of a special cash dividend of $7.00 per share (approximately $173 million in aggregate) paid in October 2022 and a $75 million accelerated share repurchase (“ASR”) program, which the Company completed in January 2023.

Summary of Reported Results from Operations

For the fiscal 2023 fourth quarter, the Company generated revenues of $126.9 million, a decrease of $48.3 million, or 28%, as compared to the prior year period. The decrease was primarily due to the timing of the NHL 2021-22 regular season in the prior fiscal year, which resulted in the Knicks and Rangers playing a combined five regular season home games at The Garden in the fiscal 2023 fourth quarter as compared to thirteen in the prior year period. In addition, the Knicks and Rangers played a combined eight playoff home games at The Garden in the fiscal 2023 fourth quarter as compared to ten playoff home games in the prior year period. As a result, pre/regular season ticket-related revenues, playoff-related revenues, suite revenues, sponsorship and signage revenues, league distributions and local media rights fees were all lower as compared to the prior year period.

Pre/regular season ticket-related revenues decreased $19.4 million as compared to the prior year period, primarily due to the Knicks and Rangers playing eight fewer regular season home games at The Garden during the fiscal 2023 fourth quarter, partially offset by higher average per-game revenue.

Playoff-related revenues decreased $8.6 million as compared to the prior year period, primarily due to the Rangers playing ten home playoff games in the prior year period as the team advanced to the Eastern Conference Finals, which also resulted in higher per-game revenue in the prior year period, as compared to three home playoff games during the fiscal 2023 fourth quarter. This decrease was partially offset by the Knicks playing five home playoff games in the fiscal 2023 fourth quarter.

Suite revenues decreased $7.7 million as compared to the prior year period, primarily due to the Knicks and Rangers playing eight fewer regular season games at The Garden during the fiscal 2023 fourth quarter, partially offset by higher sales of suite products.

Sponsorship and signage revenues decreased $5.3 million as compared to the prior year period, primarily due to the Knicks and Rangers playing eight fewer regular season games at The Garden during the current year period, partially offset by higher net sales of existing sponsorship and signage inventory.

League distributions decreased $3.5 million as compared to the prior year period, primarily due to the timing of the NHL 2021-22 regular season, which resulted in revenue being recognized over a longer time frame in the prior fiscal year, as well as lower other league distributions in the fiscal 2023 fourth quarter, partially offset by the impact of contractual rate increases for national media rights fees in the fiscal 2023 fourth quarter.

Local media rights fees decreased $1.9 million as compared to the prior year period, primarily due to the timing of the NHL 2021-22 regular season, which resulted in revenue being recognized over a longer time frame in the prior fiscal year, partially offset by the impact of contractual rate increases in the fiscal 2023 fourth quarter.

Direct operating expenses of $80.4 million decreased $12.5 million, or 13%, as compared to the prior year period. Operating lease costs under the arena license agreements with MSG Entertainment decreased $5.5 million and other team operating expenses decreased $5.3 million, both as compared to the prior year period, primarily due to the Knicks and Rangers playing eight fewer regular season games at The Garden during the fiscal 2023 fourth quarter. In addition, net provisions for league revenue sharing expense (net of escrow and excluding the playoffs) and NBA luxury tax decreased $4.1 million as compared to the prior year period. These decreases were partially offset by an increase of $4.6 million in net provisions for certain team personnel transactions as compared to the prior year period.

Selling, general and administrative expenses of $57.9 million increased $0.4 million, or 1%, as compared to the prior year period.

Operating income decreased $35.9 million to a loss of $12.2 million and adjusted operating income decreased $37.3 million to a loss of $7.8 million, both as compared to the prior year period, primarily due to the decrease in revenues, partially offset by lower direct operating expenses.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

The Company has amended its definition of adjusted operating income (loss) so that the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded in all periods presented.

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109

Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 6996895

Conference call replay number is 800-770-2030 / Conference ID Number 6996895 until August 24, 2023

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended

	June 30,		June 30,
	2023	2022	2023	2022
Revenues	$126,920	$175,205	$887,447	$821,354
Direct operating expenses	80,377	92,866	548,811	500,564
Selling, general and administrative expenses	57,866	57,438	249,885	229,668
Depreciation and amortization	874	1,195	3,577	5,042

Operating income (loss)	(12,197)	23,706	85,174	86,080
Other income (expense):
Interest income	765	168	2,392	313
Interest expense	(6,489)	(2,577)	(22,884)	(11,735)
Miscellaneous income (expense), net	5,696	(536)	25,239	(726)

Income (loss) before income taxes	(12,225)	20,761	89,921	73,932
Income tax (expense) benefit	2,731	5,887	(44,293)	(25,052)

Net income (loss)	(9,494)	26,648	45,628	48,880
Less: Net loss attributable to nonredeemable noncontrolling interests	(237)	(540)	(2,165)	(2,251)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$(9,257)	$27,188	$47,793	$51,131

Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.39)	$1.12	$1.90	$2.11
Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(0.39)	$1.11	$1.89	$2.10
Basic weighted-average number of common shares outstanding	23,961	24,277	24,090	24,246
Diluted weighted-average number of common shares outstanding	23,961	24,487	24,194	24,405

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(In thousands)

The following is a description of the adjustments to operating income (loss) to arrive at adjusted operating income (loss) as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•

Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended

	June 30,		June 30,
	2023	2022	2023	2022
Operating income (loss)	$(12,197)	$23,706	$85,174	$86,080
Depreciation and amortization	874	1,195	3,577	5,042
Share-based compensation	3,144	5,067	25,203	24,245
Remeasurement of deferred compensation plan liabilities	377	(461)	1,091	(461)

Adjusted operating income (loss)(1)	$(7,802)	$29,507	$115,045	$114,906

(1)

The Company has amended its definition of adjusted operating income so that the impact of the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded. Pursuant to GAAP, recognition of operating lease costs is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease costs is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating expense includes operating lease costs of (i) $2,290 and $41,524 of expense paid in cash for the three and twelve months ended June 30, 2023, respectively and $5,483 and $40,314 of expense paid in cash for the three and twelve months ended June 30, 2022, respectively, and (ii) a non-cash expense of $1,439 and $26,096 for the three and twelve months ended June 30, 2023, respectively, and $3,715 and $27,305 for the three and twelve months ended June 30, 2022, respectively.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$40,398	$91,018
Restricted cash	61	—
Accounts receivable, net	40,139	47,240
Net related party receivables	15,969	28,333
Prepaid expenses	24,768	18,810
Other current assets	27,898	19,868

Total current assets	149,233	205,269
Property and equipment, net	30,501	32,892
Right-of-use lease assets	715,283	686,782
Amortizable intangible assets, net	—	636
Indefinite-lived intangible assets	103,644	112,144
Goodwill	226,523	226,955
Investments	67,374	4,736
Other assets	22,459	32,552

Total assets	$1,315,017	$1,301,966

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	June 30,

	2023	2022
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$9,093	$11,263
Net related party payables	5,842	19,624
Debt	30,000	30,000
Accrued liabilities:
Employee related costs	144,310	119,279
League-related accruals	106,926	75,269
Other accrued liabilities	17,561	6,796
Operating lease liabilities, current	49,745	43,699
Deferred revenue	157,051	132,369

Total current liabilities	520,528	438,299
Long-term debt	295,000	220,000
Operating lease liabilities, noncurrent	746,437	699,587
Defined benefit obligations	4,526	5,005
Other employee related costs	49,070	43,411
Deferred tax liabilities, net	24,024	8,917
Deferred revenue, noncurrent	12,666	31,122
Other liabilities	—	1,002

Total liabilities	1,652,251	1,447,343

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,364 and 19,697 shares outstanding as of June 30, 2023 and 2022, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2023 and 2022	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2023 and 2022	—	—
Additional paid-in capital	16,846	17,573
Treasury stock, at cost, 1,084 and 751 shares as of June 30, 2023 and 2022, respectively	(179,410)	(128,026)
Accumulated deficit	(173,910)	(35,699)
Accumulated other comprehensive loss	(1,009)	(1,186)

Total Madison Square Garden Sports Corp. stockholders’ equity	(337,234)	(147,089)
Nonredeemable noncontrolling interests	—	1,712

Total equity	(337,234)	(145,377)

Total liabilities and equity	$1,315,017	$1,301,966

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(In thousands)

(Unaudited)

	Twelve Months Ended
	June 30,
	2023	2022
Net cash provided by operating activities	$152,473	$178,056
Net cash used in investing activities	(17,759)	(2,932)
Net cash used in financing activities	(185,273)	(156,142)

Net (decrease) increase in cash, cash equivalents and restricted cash	(50,559)	18,982

Cash, cash equivalents and restricted cash from beginning of period	91,018	72,036

Cash, cash equivalents and restricted cash at end of period	$40,459	$91,018